EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption of "Experts" and to the use in this Registration Statement on Form S-1 of our report dated October 12, 2012 relating to the financial statements of PuraMed BioScience, Inc. (the Company).  Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Tanner LLC

Salt Lake City, Utah
January 25, 2013